EXHIBIT 99.1

SUNRISE
TECHNOLOGIES

                                                           FOR IMMEDIATE RELEASE
CONTACT:
Myke Bengtzen - Director
Corporate Communications & Investor Relations
(510) 623-9001

                    SUNRISE TECHNOLOGIES ANNOUNCES SUCCESSFUL
                     COMPLETION OF DENTAL ASSET DIVESTITURE
                        AND REALIGNMENT OF TOP MANAGEMENT

Fremont, California, June 26, 1997 -- Sunrise Technologies International, Inc. (OTC:SNRS)--announced today that it has successfully completed the sale of its assets related to its dental operations. Sunrise had previously announced it had agreed, subject to certain conditions, to sell the dental operations to Lares Research, a privately-held California corporation. Sunrise received a consideration of $4.0 million in cash plus a note for $1.5 million which is payable over four years.

Sunrise will now totally focus on its ophthalmic business. Proceeds from the dental business sale will be used to fund the clinical trials required for FDA approval and the eventual commercialization of the company's Corneal Sparing LTK(TM) System*, an ophthalmic laser (thermal keratoplasty) technology for the treatment and correction of hyperopia (farsightedness). The LTK System is currently in use outside of the United States and is in clinical trials in the U.S.

With the closing of the sale of the dental business, David W. Light, Chairman and CEO, announced his resignation effective immediately. "I have accomplished what I initially set out to do, which was to reorganize Sunrise with strong management in order to focus on the development of the ophthalmic business. With experienced ophthalmic management in place, it is time for me to move on to a new challenge."

The Sunrise Board of Directors has appointed C. Russell Trenary III as President and Chief Executive Officer. Mr. Trenary has served as President and COO of Sunrise since December 1996, after serving as President and COO of the Sunrise ophthalmic subsidiary between May and November 1996. Mr. Trenary, 39, joined Sunrise with more than 15 years of ophthalmic industry experience, including his experience at Allergan where he held several managerial positions, including Senior Vice President and General Manager of their ophthalmic business group, AMO Surgical Products, with sales exceeding $180 million during his last year with Allergan.

"The Sunrise Corneal Sparing LTK(TM) procedure for hyperopia is being received with great enthusiasm by the surgeons involved in our FDA study. Patient enrollment for our second phase is now complete and we look forward to beginning the final phase in the near future," stated Mr. Trenary. "Over the past year, we have assembled a wonderful team of executives representing over 100 years of experience in the ophthalmic or laser field. They have managed sales and marketing, clinical and regulatory, and operations/product development in both large and small companies in the ophthalmic industry with terrific results. I believe this new team will bring results that will benefit our shareholders, customers, and patients."

In a related announcement, Joseph D. Koenig was appointed Chairman of the Board of Directors. Mr. Koenig has served on the Board since December 1994; he also served as a director from August 1991 through January 1994. Mr. Koenig currently serves as a director for three other companies. He has been a consultant for Koenig Associates, a management consulting firm, since October 1994.

Founded in 1987, Sunrise Technologies International, Inc., produces and markets high-technology products revolutionizing treatment methods in eye care. The company develops Holmium laser- based systems which utilize a patented process for shrinking collagen developed by Dr. Bruce Sand (the "Sand Process") in correcting ophthalmic conditions. Its Corneal Sparing LTK(TM)System* is a non-contact simultaneous application for correction of hyperopia (farsightedness), presbyopia (loss of near vision), and overcorrection resulting from PRK and LASIK treatments for myopia. The system is currently in use in Europe and the Americas, and is in FDA clinical trials in the United States.

Except for historical information, this news release contains certain forward-looking statements that involve risk and uncertainties which may cause actual results to differ materially from the statements made, including market potential, regulatory clearances, business growth, and other risks listed from time to time in Sunrise Technologies' U.S. Securities and Exchange Commission
(SEC) filings. These forward-looking statements represent Sunrise Technologies' judgment, as of the date of this release, and the company disclaims any intent or obligation to update these forward-looking statements.

Internet    users   can    access    Sunrise's    World   Wide   Web   site   at
http://www.sunrise-tech.com.


*Caution--Investigational   Device:   Federal  law  restricts   this  device  to
investigational use in the U.S.
                                       ###